Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AvePoint, Inc. of our report dated March 10, 2021 on the consolidated balance sheets of AvePoint, Inc. as of December 31, 2020 and 2019 and the consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficiency and cash flows for the three years in the period ended December 31, 2020, appearing in the Registration Statement on Form S-4 of Apex Technology Acquisition Corporation and in the Registration Statement on Form S-1 of AvePoint, Inc.

/s/ Crowe LLP

New York, New York

September 17, 2021